Exhibit 99.1

CONTACT: Todd Pozefsky (203) 458-5807

White Mountains Makes Minority Investment in Noblr, Inc.

HAMILTON, Bermuda, January 7, 2019 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) ("White Mountains") announced today that it has acquired a minority equity stake in Noblr, Inc. ("Noblr"). Noblr is a new property and casualty insurance provider, with its first product offering focused on personal auto insurance. Noblr provides consumers with real-time insurance rates and real-time feedback on driving behavior by leveraging telematics and Noblr’s own proprietary technology. Noblr offers its customers memberships in a reciprocal exchange to align the interests of the insurer and the insured. Noblr was co-founded by Gary Tolman and Jason Foucher, who together bring over 60 years of experience in the property and casualty insurance sector.

Gary Tolman commented, “The Noblr team and I are very excited to bring this new company to life, offering consumers more control over what they pay for car insurance, and also, perhaps more significantly, more control over their relationship with their insurer. We are pleased to have White Mountains’ support, providing us with the additional know-how and financial support to scale quickly and intelligently.”

Prior to White Mountains’ investment in Noblr, Gary Tolman resigned from his position on the White Mountains Board of Directors, a position he held since 2015. From 2000 to 2015, Mr. Tolman served as the President and CEO of Esurance, a direct to consumer insurance company. Prior to Esurance, Mr. Tolman held several senior executive positions at Talegen Holdings and Fireman's Fund.

CEO Manning Rountree said, “We will miss Gary’s experienced voice on the White Mountains board, but we are excited to partner with him again in the Noblr endeavor. The Board thanks Gary for his many contributions to White Mountains over the years.”
ADDITIONAL INFORMATION

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

SOURCE White Mountains Insurance Group, Ltd.